Exhibit 99.01

WPCS Eliminates All Secured Debt

Company also Announces Sale of BTX Trader to Founders

SUISUN, CA - (Marketwired – December 2, 2014) - WPCS International Incorporated (NASDAQ: WPCS), which specializes in contracting services for communications infrastructure, today is providing shareholders with an update on its continuing restructuring initiatives. As a result of the strategic steps discussed below, WPCS has eliminated all of its approximately $1.4 million in secured debt.

On November 26, 2014, WPCS sold all of its ownership interest in its subsidiary BTX Trader, LLC (“BTX”) to its founders, Divya Thakur and Ilya Subkhankulov (“Buyers”). Pursuant to the securities purchase agreement, the Buyers acquired all of the common equity units of BTX from WPCS in exchange for the cancellation of senior secured convertible notes issued by WPCS in the aggregate principal amount of $439,408. In addition, $500,000 of secured promissory notes owed to the Buyers by BTX are no longer a liability of WPCS. Additionally, as previously reported, between September and November 2014, WPCS entered into a series of amendment, waiver and exchange agreements with the other holders of the senior secured convertible notes, pursuant to which they converted, in the aggregate, $458,930 of Senior Secured Notes into Series E and E-1 Preferred Shares. Based on these transactions, WPCS no longer has any secured debt on its balance sheet.

Sebastian Giordano, Interim CEO of WPCS, commented, “After nearly a year of development and investment in BTX, we have made a strategic decision to exit this business. We knew when we entered this business that it would take several years and substantial funding before the BTX model could be commercially viable on its own, and we were fully committed to executing that plan. However, at present, we still do not have access to the equity markets to raise the capital necessary to ensure BTX is adequately financed, nor do we have the liquidity to continue to fund its organic growth and development costs internally. Moreover, new facts relating to potential risk/reward regarding this industry have emerged, causing us to re-evaluate our course. What became more apparent over the past several months is the growing unpredictability and threat of an increasingly difficult and costly regulatory environment facing digital currency companies, which, in our opinion, has made the industry less appealing to sources of capital.”

Sebastian Giordano concluded, “We believe that exiting BTX now, thus eliminating the ongoing negative cashflow associated with financing this new business venture for the foreseeable future and paying salaries due to the Buyers under their employment agreements, as well as extinguishing all secured debt, a key component of our turnaround strategy since initiating the restructuring plan in August 2013, is in the best interests of our shareholders. As we continue to take steps to improve our balance sheet, we believe that we will be in a better position than before to pursue more mature business opportunities which we believe could yield a greater valuation for all shareholders. As such, we want to ask all our shareholders for their vote to approve WPCS’ request for an increase in the number of authorized shares of WPCS to enable us to aggressively pursue such opportunities.”

About WPCS International Incorporated

WPCS provides communications infrastructure contracting services to the public services, healthcare, energy and corporate enterprise markets worldwide. For more information, please visit www.wpcs.com.

Statements about the Company's future expectations, including future revenue and earnings and all other statements in this press release, other than historical facts, are "forward looking" statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties and are subject to change at any time. The Company's actual results could differ materially from expected results. In reflecting subsequent events or circumstances, the Company undertakes no obligation to update forward-looking statements.

INVESTOR CONTACT:

Capital Markets Group, LLC

Valter Pinto

PH: (914) 669-0222 or (212) 398-3486

valter@capmarketsgroup.com